Exhibit 99.1

Trex Company Announces Second-Quarter Net Sales of $121 Million and EPS of $0.46

  Net sales increase 23% YOY
  Earnings before taxes up 62% YOY
  Completes $50 million share repurchase program
  3Q revenue guidance of $92 million

WINCHESTER, Va.--(BUSINESS WIRE)--August 4, 2014--Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of wood-alternative decking and railing products, today announced financial results for the second quarter ended June 30, 2014.

Net sales for the second quarter of 2014 totaled $121.3 million compared to net sales of $98.6 million for the 2013 second quarter, an increase of 23%. The Company reported net income of $15.2 million, or $0.46 per diluted share, for the 2014 quarter compared to net income of $13.2 million, or $0.38 per diluted share, for the prior-year quarter. The Company’s results for the 2014 quarter reflect a $9.1 million increase in income taxes driven by the return to a normal tax rate after exiting its tax valuation allowance at year-end 2013. The tax increase impacted earnings per share by $0.27 as compared to the prior-year period. During the 2013 quarter, the Company recognized a $1.7 million adjustment to the mold class action provision. Before giving effect to this adjustment, 2013 net income was $14.9 million, or $0.43 per diluted share.

Chairman, President and CEO Ronald W. Kaplan said, “As we expected, second-quarter sales were strong largely due to pent-up demand and market share gains. Several distributors reported record sales of our products reflecting our expanded distribution footprint and dealer conversions.

“We are now beginning to realize the benefits of three cost reduction initiatives we have been implementing this year. Each of these initiatives is focused on reducing costs and will contribute to increasing profit and shareholder value going forward.

“Earlier this year, we announced our entry into a new industry that leverages two of our core strengths: recycling and extrusion. Trex is now manufacturing and selling polyethylene pellets made from recycled plastic into the plastic bag, film and sheet markets.

“These pellets will partially displace virgin and off-spec resin, thereby lowering the cost for OEMs. One production line is installed and operational. Others are in the pipeline.

“As the summer has continued, sales order activity has remained strong. For this year’s third quarter, we expect net sales to be $92 million, which represents year-over-year growth of 27% for the quarter.”

For the six months ended June 30, 2014, the Company reported net sales of $222.0 million compared to net sales of $206.4 million for the prior-year period, an increase of 7.6%. The Company reported net income of $27.5 million, or $0.82 per diluted share, for the first six months of 2014 compared to net income of $34.8 million, or $1.00 per diluted share, for the 2013 period. The Company’s results for 2014 reflect a $16.3 million increase in income taxes due to returning to a normal tax rate after exiting its tax valuation allowance at year-end 2013. The change in tax rate impacted earnings per share by $0.49 as compared to the 2013 quarter. In the 2013 period, the Company recognized $1.9 million of adjustments to the mold class action provision. Before giving effect to this adjustment, 2013 net income was $36.7 million or $1.06 per diluted share.

Second-Quarter Share Repurchase Program

The Company completed the $50 million share repurchase program announced in the first quarter of 2014. Under this plan, the Company repurchased 1,657,919 shares of its common stock at an average cost of $30.16 per share. Mr. Kaplan noted, “We have significantly de-levered our balance sheet since 2007. Our solid financial position affords us the opportunity to provide additional return on capital to our shareholders.”

Since the Company’s initial buyback program was implemented in the third quarter of 2013, Trex has repurchased a total of $75 million of its outstanding common stock.

Second-Quarter Stock Split

On May 7, 2014, the Company executed a two-for-one stock split of the Company’s common stock. The stock split was in the form of a stock dividend distributed to shareholders of record.

Second-Quarter 2014 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second-quarter 2014 results on Monday, August 4, 2014 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 or 888-803-7566 and reference conference ID #68909303. A live webcast of the conference call will also be available in the Investor Relations section of the Trex Company website at trex.com.

For those who cannot listen to the live broadcast, an audio replay of the earnings call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 6,700 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net sales	$121,311	$98,551	$221,956	$206,430

Cost of sales	76,285	61,629	138,764	127,649

Gross profit	45,026	36,922	83,192	78,781

Selling, general and administrative expenses	20,344	23,392	38,566	43,234

Income from operations	24,682	13,530	44,626	35,547

Interest expense, net	301	210	623	461

Income before income taxes	24,381	13,320	44,003	35,086

Provision for income taxes	9,220	96	16,547	293

Net income	$15,161	$13,224	$27,456	$34,793

Basic earnings per common share	$0.46	$0.39	$0.83	$1.03

Basic weighted average common shares outstanding	32,898,288	34,024,092	33,012,845	33,895,870

Diluted earnings per common share	$0.46	$0.38	$0.82	$1.00

Diluted weighted average common shares outstanding	33,307,463	34,784,540	33,452,814	34,673,428

Comprehensive income	$15,161	$13,224	$27,456	$34,793

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	30-Jun-14	31-Dec-13

ASSETS
Current assets:

Cash and cash equivalents	$5,572	$3,772
Accounts receivable, net	60,093	37,338
Inventories	21,055	22,428
Prepaid expenses and other assets	5,871	3,145
Deferred income taxes	9,497	9,497
Total current assets	102,088	76,180
Property, plant and equipment, net	98,257	100,783
Goodwill and other intangibles	10,538	10,542
Other assets	897	652
Total assets	$211,780	$188,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$19,474	$14,891
Accrued expenses	20,169	23,295
Accrued warranty	9,000	9,000
Line of credit	35,000	-
Total current liabilities	83,643	47,186
Deferred income taxes	360	360
Non-current accrued warranty	28,891	31,812
Other long-term liabilities	2,148	2,183
Total liabilities	115,042	81,541
Stockholders’ equity:

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value, 80,000,000 shares authorized; 34,757,157 and 34,598,124
shares issued and 31,976,728 and 33,475,614 shares outstanding at June 30, 2014 and December 31, 2013, respectively	348	173
Additional paid-in capital	114,158	101,667
Retained earnings	57,232	29,776
Treasury stock, at cost, 2,780,429 and 1,122,510 shares at June 30, 2014 and December 31, 2013, respectively	(75,000)	(25,000)
Total stockholders’ equity	96,738	106,616
Total liabilities and stockholders’ equity	$211,780	$188,157

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013

OPERATING ACTIVITIES
Net income	$27,456	$34,793
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	7,660	8,341
Other non-cash charges	(10,371)	1,334
Changes in operating assets and liabilities	(13,287)	(21,328)

Net cash provided by operating activities	$11,458	$23,140

INVESTING ACTIVITIES	$(4,884)	$(4,873)

FINANCING ACTIVITIES	$(4,774)	$(4,843)

Net increase in cash and cash equivalents	$1,800	$13,424
Cash and cash equivalents at beginning of period	$3,772	$2,159

Cash and cash equivalents at end of period	$5,572	$15,583

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
SVP & CFO
or
LHA
Harriet Fried, 212-838-3777